UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
FORM 8-K
___________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2026
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SHOULDER INNOVATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-42771	27-0538764
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1535 Steele Avenue SW, Suite B Grand Rapids, Michigan		49507
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (616) 294-1026
Not Applicable
(Former name or former address, if changed since last report)
___________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
On June 26, 2026 (the “Closing Date”), Shoulder Innovations, Inc. (the “Company”) entered into that certain Loan and Security Agreement (the “Loan Agreement”), by and between the Company, as borrower, and Stifel Bank, as lender (the “Lender”). The Loan Agreement provides for (i) a senior secured term loan in the aggregate principal amount of $15.0 million (the “Term Loan”); and (ii) a senior secured asset-based revolving line of credit in the aggregate principal amount of $30.0 million, which, subject to certain conditions, may be increased by $5.0 million at the Company’s request (the “Revolving Facility”). The Term Loan was fully funded on the Closing Date, the proceeds of which were used to repay the Company’s outstanding indebtedness and obligations owed to Trinity Capital Inc. (“Trinity”) pursuant to that certain Loan and Security Agreement, dated as of August 7, 2023, by and between the Company, as borrower, and Trinity, as lender (as amended on June 21, 2025, the “Trinity Loan Agreement”). The Revolving Facility remains undrawn as of the Closing Date and may be used to fund working capital needs and for general corporate purposes.
Availability under the Revolving Facility is subject to a borrowing base consisting of specified percentages of eligible accounts receivable, subject to adjustments established by the Lender; provided that, up to $15.0 million of the Revolving Facility is available on a non-formula basis so long as the Company meets certain liquidity requirements.
The aggregate principal amount of borrowings outstanding under the Term Loan accrue interest at a rate per annum equal to the greater of (i) 0.75% below the prime rate; and (ii) 5.00%. The aggregate principal amount of borrowings outstanding under the Revolving Facility will accrue interest at a rate per annum equal to the greater of: (i) the prime rate; and (ii) 5.00%.
The Company’s obligations under the Loan Agreement are secured by substantially all assets of the Company, except for any copyrights, patents, trademarks, servicemarks and applications now owned or hereafter acquired by the Company or any claims for damages by way of any past, present and future infringement of any of the foregoing intellectual property.
The Term Loan and Revolving Facility may be prepaid at any time and without penalty, except that any prepayment of the aggregate principal amount of borrowings outstanding under the Term Loan made within the one year anniversary of the Closing Date is subject to a prepayment premium equal to 1.00% of the aggregate principal amount of borrowings outstanding under the Term Loan immediately prior to such prepayment. The Term Loan matures on June 1, 2031, and the Revolving Facility matures on June 26, 2029.
The Loan Agreement contains customary affirmative and negative covenants and covenants limiting the ability of the Company to, among other things, incur debt, grant liens, pay dividends and distributions on capital stock, and make investments and acquisitions, in each case subject to exceptions customary for secured financings.
The Loan Agreement also contains a springing minimum revenue financial covenant subject to conditions with respect to total debt outstanding and liquidity. The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three and six months ending June 30, 2026.

Item 1.02.	Termination of a Material Definitive Agreement.
On June 26, 2026, the Company voluntarily prepaid the outstanding principal, interest and premiums due under the Trinity Loan Agreement in the aggregate amount of $15.7 million, and terminated the Trinity Loan Agreement effective as of June 26, 2026. Upon termination of the Trinity Loan Agreement, Trinity’s security interest in the Company’s assets and property was released. A description of the material terms of the Trinity Loan Agreement is included in the “Liquidity and Capital Resources—Indebtedness” section of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026, filed with the Securities and Exchange Commission on May 13, 2026, which description is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information described above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 7.01.	Regulation FD Disclosure.

On June 29, 2026, the Company issued a press release announcing its entry into the Loan Agreement and the termination of the Trinity Loan Agreement. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
The information contained in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

	99.1	Press Release of the Company, dated June 29, 2026.

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2026	SHOULDER INNOVATIONS, INC. (Registrant)

/s/ Jeffrey Points
Jeffrey Points
Chief Financial Officer
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